POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS;

 I, Joseph G. Fisher, hereby authorize and designate John P. Killacky, as my agent and attorney in fact, with full power of substitution, to:
1. Prepare and sign on my behalf, any Form 3, Form 4 or Form 5 under Section 16 of the Exchange Act (including any amendments to the forms) with respect to the securities of Affirmative Insurance Holdings, Inc. (the "Company"); of which I am an officer;

2. Deliver and file any such Form 3, Form 4 or Form 5 with the SEC and any stock exchange of which any class of securities of the Company is registered; and

3. Perform any other actions necessary or proper in connection with the preparation, signing and filing of such forms.

This power of attorney shall remain in effect, unless earlier revoked, and shall not be affected by my becoming incompetent or disabled.

Dated:  January 1, 2014     /s/ Joseph G. Fisher
       Joseph G. Fisher